UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 3, 2006
Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

000-50805	20-0138854

(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118

(Address of Principal Executive Offices)	(Zip Code)
(888) 220-6121

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On April 3, 2006, an indirect subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (the “Core Fund”), along with an institutional investor that co-invests in certain properties with the Core Fund, acquired an office property located at 333 West Wacker in the central business district of Chicago, Illinois. The indirect subsidiary of the Core Fund acquired an approximate 80% interest and the remaining 20% interest was acquired by the institutional co-investor. The seller, Kan Am Grund Kapitalanlagegesellschaft MBH, is unaffiliated with Hines Real Estate Investment Trust, Inc. (“Hines REIT”) and its affiliates. The Core Fund is an investment vehicle organized in August 2003 by Hines Interests Limited Partnership (“Hines”) to invest in existing office properties in the United States that Hines believes are desirable long-term “core” holdings. The Core Fund is an affiliate of Hines and Jeffrey C. Hines, the chairman of the board for Hines REIT, and is managed by an affiliate of Hines. The Core Fund now indirectly holds interests in a portfolio of twelve office properties. As of April 3, 2006, Hines REIT Properties, L.P., a majority-owned subsidiary of Hines REIT, owned a 27.37% non-managing general partner interest in the Core Fund.
     333 West Wacker consists of a 36-story office building and a parking structure that were constructed in 1983. The building contains 867,821 square feet of rentable area and is approximately 95% leased. Skadden Arps, Slate, Meagher & Flom, LLC, a legal firm, leases 161,342 square feet, or approximately 19% of the property’s rentable area. This lease expires in June 2009. Nuveen Investments, Inc., an investment services company, leases 156,392 square feet, or approximately 18% of the property’s rentable area. This lease expires in February 2013. No other tenant leases more than 10% of the rentable area.
     The contract purchase price for 333 West Wacker was approximately $222.5 million, exclusive of transaction costs, financing fees and working capital reserves. The acquisition was funded by borrowings under a revolving credit facility with KeyBank National Association held by an indirect subsidiary of the Core Fund, capital contributions from certain institutional co-investors and a $124.0 million mortgage loan obtained from The Prudential Insurance Company of America in connection with the acquisition. Hines will serve as the property manager and will provide services in connection with the leasing, operation and management of 333 West Wacker.
     In connection with the acquisition of 333 West Wacker, on April 3, 2006 an indirect subsidiary of the Core Fund entered into a mortgage agreement with The Prudential Insurance Company of America in the principal amount of $124.0 million. The loan bears interest at a fixed rate of 5.66% per annum, has a ten-year term and is secured by 333 West Wacker. The mortgage agreement contains customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens and the maintenance of certain financial ratios. This loan is not recourse to the Core Fund or to Hines REIT.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.
     The disclosure required by this item is included in Item 2.01 of this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this current Report on Form 8-K no later than 75 calendar days after April 3, 2006.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the properties described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
April 6, 2006	By:	/s/ Frank R. Apollo
Frank R. Apollo
Chief Accounting Officer